VALHI REPORTS FIRST QUARTER 2009 RESULTS

DALLAS, TEXAS . . May 6, 2009.  Valhi, Inc. (NYSE: VHI) reported a net loss attributable to Valhi stockholders of $20.0 million, or $.18 per diluted share, in the first quarter of 2009 as compared to a net loss attributable to Valhi stockholders of $5.9 million, or $.05 per diluted share, in the first quarter of 2008.  The Company’s first quarter 2009 results include a gain on litigation settlement of $.07 per diluted share and a gain on the sale of a business of $.04 per diluted share.

The Chemicals Segment’s sales decreased $84.5 million in the first quarter of 2009 as compared to the first quarter of 2008. Net sales decreased in the first quarter of 2009 primarily due to lower sales volumes as a result of lower demand due in all markets resulting from current economic conditions.   The effect of lower sale volumes was compounded by the negative impact of currency exchange rates which we estimate decreased our net sales by approximately $13 million in the quarter.  These declines were partially offset by higher average TiO2 selling prices.  The Chemicals Segment’s average selling prices were 5% higher in the first quarter of 2009 as compared to the first quarter of 2008.  The table at the end of this release shows the impact of each of these items on sales.

The Chemicals Segment’s reported an operating loss of $25.5 million in the first quarter of 2009 compared to operating income of $11.0 million in the first quarter 2008 primarily due to TiO2 sales volumes as well as lower TiO2 production volumes from the first quarter of 2009 as a result of declining demand.  The Chemicals Segment’s TiO2 production volumes were 52% lower in the first quarter of 2009 as compared to the first quarter of 2008, with operating rates at approximately 50% of capacity for the first quarter of 2009 as compared to near full capacity in the first quarter of 2008.  The impact of lower sales and production volumes were offset in part by the favorable effect of currency exchange rates, which increased the Chemicals Segments’ operating income by approximately $28 million.

The Component Products Segment’s sales decreased $12.0 million in the first quarter of 2009 as compared to the same quarter of 2008 primarily due to lower order rates from its customers resulting from unfavorable economic conditions in North America. The Component Products Segment’s operating loss was $1.0 million in the first quarter of 2009 compared to operating income of $3.0 million in the same period of 2008 primarily due to reduced coverage of overhead and fixed manufacturing costs from lower sales volume and the related under utilization of capacity, which was partially offset by cost reductions implemented in response to lower sales.

The Waste Management Segments’ sales decreased, and its operating loss increased, due to lower utilization of waste management services in 2009.  The Waste Management Segment is continuing to seek opportunities to obtain certain types of new business that, if obtained, would increase its waste management sales and decrease its waste management operating loss.  In this regard, in January 2009, the Texas Commission on Environmental Quality (“TCEQ”) issued to the Waste Management Segment a final license order for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at its site in Andrews County, Texas.  The LLRW disposal operations will be very similar to those activities it is currently permitted to perform under a byproduct disposal license issued by TCEQ in May 2008.  Both types of waste are primarily soil-like and the disposal methods and disposal sites are similar.  The Waste Management Segment has entered into a contract to design, construct and engineer the LLRW and byproduct material disposal sites.  The byproduct site is expected to be operational in the second half of 2009.  Construction of the LLRW site is expected to commence in the third quarter of 2009, following the completion of some pre-construction licensing and administrative matters, and is expected to be operational in the third quarter of 2010.

The $11.9 million litigation settlement gain ($7.8 million, or $.07 per diluted share, net of income taxes) relates to amounts we received in the first quarter of 2009 in recovery of past environmental remediation and related legal costs we had previously incurred.  The $6.4 million gain ($4.1 million, or $.04 per diluted share, net of income taxes) on the sale of a business related to the January 2009 sale of the assets of our research, laboratory and quality control business to Amalgamated Sugar Company LLC.

General corporate expenses were higher in 2009 as compared 2008 due to higher defined benefit pension expense, partially offset by lower litigation and related costs in 2009 at NL Industries, Inc., our majority owned subsidiary.  Interest expense was lower in 2009 primarily due the favorable effects of currency exchange rates on our European debt and lower debt balances at our Component Products Segment.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations;
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2in advance of anticipated price decreases;

•	Changes in our raw material and other operating costs (such as energy costs);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2);

•	Competitive products and substitute products;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	Demand for high performance marine components;
•	The ability of our subsidiaries to pay us dividends;
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation and litigation surrounding environmental matters of NL and Tremont and CompX’s patent litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended March 31,
	2008	2009
	(unaudited)
Net sales
Chemicals	$332.5	$248.0
Component products	40.5	28.5
Waste management	.9	.8

Total net sales	$373.9	$277.3

Operating income (loss)
Chemicals	$11.0	$(25.5)
Component products	3.0	(1.0)
Waste management	(4.4)	(6.5)

Total operating income(loss)	9.6	(33.0)

Equity in losses of investee	(.4)	(.7)

General corporate items:
Securities earnings	6.6	6.4
Gain on litigation settlement	-	11.9
Gain on sale of business	-	6.4
Insurance recoveries	.1	.7
General expenses, net	(5.6)	(8.3)
Interest expense	(17.4)	(16.0)

Loss before income taxes	(7.1)	(32.6)

Income tax benefit	(1.3)	(9.2)

Net loss	(5.8)	(23.4)

Noncontrolling interest net loss of subsidiaries	.1	(3.4)

Net loss attributable to Valhi stockholders	$(5.9)	$(20.0)

Basic and diluted net loss attributable to Valhi stockholders per share	$(.05)	$(.18)

Basic and diluted weighted average shares outstanding	114.4	114.3

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

Three months ended March 31, 2009 vs. 2008

Percent change in net sales:
TiO2 product pricing	5%
TiO2 sales volumes	(24)
TiO2 product mix	(2)
Changes in currency exchange rates	(4)

Total	(25)%